JETBLUE ANNOUNCES FIRST QUARTER RESULTS

NEW YORK (April 24, 2014) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the first quarter 2014:

•	Operating income of $41 million in the first quarter. This compares to operating income of $59 million in the first quarter of 2013.

•	Pre-tax income of $6 million in the first quarter. This compares to pre-tax income of $23 million in the first quarter of 2013.

•	Net income for the first quarter was $4 million, or $0.01 per diluted share. This compares to JetBlue’s first quarter 2013 net income of $14 million, or $0.05 per diluted share.

“Today, we reported our sixteenth consecutive quarter of profitability,” said Dave Barger, JetBlue’s Chief Executive Officer. “While first quarter results were negatively impacted by severe winter weather in the Northeast, we believe our maturing network in high-value geography together with our differentiated product and service will help JetBlue expand margins and improve shareholder returns in 2014.”

Operational Performance

JetBlue reported record first quarter operating revenues of $1.3 billion despite severe winter weather in the Northeast. JetBlue cancelled 4,100 flights during the quarter, which reduced revenue by an estimated $50 million and reduced operating income by approximately $35 million. Revenue passenger miles for the first quarter increased 1.8% to 8.7 billion on a capacity increase of 2.7%, resulting in a first quarter load factor of 83.1%, a decrease of 0.8 points year over year.

Yield per passenger mile in the first quarter was 14.20 cents, up 1.8% compared to the first quarter of 2013. Passenger revenue per available seat mile (PRASM) for the first quarter 2014 increased 0.9% year over year to 11.80 cents and operating revenue per available seat mile (RASM) increased 1.1% year over year to 12.95 cents. The shift of the Easter and Passover holidays from March last year to April this year negatively impacted first quarter year over year PRASM by approximately three points.

“We achieved year over year improvements in yield and fare while growing capacity - demonstrating the core strength of our business,” said Robin Hayes, JetBlue’s President. “With a solid demand environment and continued focus on ancillary revenue initiatives, we expect year over year unit revenue growth to accelerate in the second quarter.”

Operating expenses for the quarter increased 5.5%, or $68 million, over the prior year period. Interest expense for the quarter declined 8.3%, or $4 million, due to JetBlue’s focus on debt reduction. JetBlue’s operating expense per available seat mile (CASM) for the first quarter increased 2.6% year over year to 12.55 cents. Excluding fuel and profit sharing, CASM increased 6.3% to 8.10 cents driven mainly by capacity reductions and higher non-fuel operating expenses associated with severe winter weather.

Fuel Expense and Hedging

JetBlue continued to hedge fuel to manage price volatility. Specifically, during the first quarter JetBlue hedged approximately 16% of its fuel consumption and managed approximately 8% of its fuel consumption using fixed forward price agreements (FFPs). This resulted in a realized fuel price of $3.14 per gallon, a 4.4% decrease over first quarter 2013 realized fuel price of $3.29. JetBlue recorded $1 million in losses on fuel hedges that settled during the first quarter.

JetBlue has managed approximately 22% of its second quarter projected fuel requirements using a combination of FFPs, jet fuel swaps and caps. Based on the fuel curve as of April 16th, JetBlue expects an average price per gallon of fuel, including the impact of hedges, FFPs and fuel taxes, of $3.11 in the second quarter.

Liquidity and Cash Flow

JetBlue ended the quarter with approximately $771 million in unrestricted cash and short term investments. In addition, JetBlue maintains $550 million in lines of credit.

During the first quarter, JetBlue repaid $237 million in debt and capital lease obligations. JetBlue plans to repay approximately $481 million in debt and capital lease obligations in 2014, including approximately $48 million in the second quarter.

JetBlue remains committed to improving its return on invested capital (ROIC) by an average of one percentage point per year. “We remain focused on growing unit revenues while maintaining our cost advantage and strengthening the balance sheet,” said Mark Powers, JetBlue’s Chief Financial Officer. “To that end, we plan to use the net proceeds from the pending sale of our wholly-owned subsidiary LiveTV to prepay debt and for other ROIC-accretive actions.”

Second Quarter and Full Year Outlook

For the second quarter of 2014, CASM is expected to be increase between 3.5% and 5.5% versus the year-ago period. Excluding fuel and profit sharing, CASM in the second quarter is expected to increase between 4.5% and 6.5% year over year.

CASM for the full year is expected to increase between 2.0% and 4.0% over full year 2013. Excluding fuel and profit sharing, CASM in 2014 is expected to increase between 3.5% and 5.5% year over year.
JetBlue expects approximately 1.5 points of this year over year unit cost increase to be driven by capacity reductions resulting from (1) reallocation of aircraft from longer haul routes to support new service in Washington Reagan National Airport and (2) first quarter weather-related cancellations.

Capacity is expected to increase between 5.5% and 7.5% in the second quarter. For the full year, capacity is expected to increase between 4.0% and 6.0%.

JetBlue will conduct a conference call to discuss its quarterly earnings today, April 24, at 9:30 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.

About JetBlue
JetBlue is New York's Hometown Airline™ and a leading carrier in Boston, Fort Lauderdale/Hollywood, Los Angeles (Long Beach), Orlando and San Juan. JetBlue carries 30 million customers a year to 85 cities in the U.S., Caribbean and Latin America with an average of 825 daily flights. JetBlue was the first U.S. airline to allow customers to use their personal electronic devices throughout all domestic flights. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. For more information please visit www.JetBlue.com.

Forward Looking Statements
This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases and volatility in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2013 Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Regulation G Reconciliation

Consolidated operating cost per available seat mile, excluding fuel and profit sharing (CASM Ex-Fuel and Profit Sharing) is a non-GAAP financial measure that we use as a measure of our performance.

CASM is a common metric used in the airline industry. We exclude aircraft fuel and related taxes and profit sharing from operating cost per available seat mile to determine CASM Ex-Fuel and Profit Sharing. We believe that CASM Ex-Fuel and Profit sharing provides investors the ability to measure financial performance excluding items beyond our control, such as (i) fuel costs, which are subject to many economic and political factors beyond our control, and (ii) profit sharing, which is sensitive to volatility in earnings. We believe this measure is more indicative of our ability to manage costs and is more comparable to measures reported by other major airlines. We are unable to reconcile projected CASM Ex-Fuel and Profit Sharing as the nature or amount of excluded items are only estimated at this time.

We believe this non-GAAP measure provides a more meaningful comparison of our results to others in the airline industry and our prior year results.  Investors should consider this non-GAAP financial measure in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP.  It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

See “Non GAAP Financial Measure” appearing in the tables following this press release for reconciliation of these non-GAAP measures to their nearest comparable GAAP measure.

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com
JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2014	2013	Percent Change
OPERATING REVENUES
Passenger	$1,230	$1,186	3.6
Other	119	113	5.9
Total operating revenues	1,349	1,299	3.8
OPERATING EXPENSES
Aircraft fuel and related taxes	464	467	(0.8)
Salaries, wages and benefits	329	280	17.7
Landing fees and other rents	77	70	8.7
Depreciation and amortization	78	68	13.8
Aircraft rent	31	32	(3.1)
Sales and marketing	54	50	8.8
Maintenance materials and repairs	94	114	(17.8)
Other operating expenses	181	159	14.7
Total operating expenses	1,308	1,240	5.5

OPERATING INCOME	41	59

Operating margin	3.1%	4.5%	(1.4)	pts

OTHER INCOME (EXPENSE)
Interest expense	(37)	(41)	(8.3)
Capitalized interest	3	3	(11.4)
Interest income and other	(1)	2	(134.3)
Total other income (expense)	(35)	(36)	(2.6)

INCOME BEFORE INCOME TAXES	6	23

Pre-tax margin	0.5%	1.8%	(1.3)	pts

Income tax expense	2	9
NET INCOME	$4	$14

EARNINGS PER COMMON SHARE:
Basic	$0.01	$0.05
Diluted	$0.01	$0.05

Weighted average shares outstanding (thousands):
Basic	294,826	279,768
Diluted	297,213	308,858

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS
(unaudited)

	Three Months Ended March 31,
	2014	2013	Percent Change

Revenue passengers (thousands)	7,333	7,300	0.4
Revenue passenger miles (millions)	8,662	8,506	1.8
Available seat miles (ASMs) (millions)	10,419	10,140	2.7
Load factor	83.1%	83.9%	(0.8)	pts.
Aircraft utilization (hours per day)	11.4	11.9	(3.8)

Average fare	$167.69	$162.53	3.2
Yield per passenger mile (cents)	14.20	13.95	1.8
Passenger revenue per ASM (cents)	11.80	11.70	0.9
Operating revenue per ASM (cents)	12.95	12.81	1.1
Operating expense per ASM (cents)	12.55	12.23	2.6
Operating expense per ASM, excluding fuel (cents)	8.10	7.62	6.3
Operating expense per ASM, excluding fuel and profit sharing (cents) (a)	8.10	7.62	6.3
Airline operating expense per ASM (cents) (b)	12.36	12.06	2.5

Departures	68,152	66,773	2.1
Average stage length (miles)	1,095	1,092	0.3
Average number of operating aircraft during period	193.0	180.3	7.1
Average fuel cost per gallon, including fuel taxes	$3.14	$3.29	(4.4)
Fuel gallons consumed (millions)	148	142	3.8
Full-time equivalent employees at period end (b)	13,042	12,385	5.3

(a) Refer to our “Regulation G Reconciliation” note at the end of our Earnings Release for more information on this non-GAAP measure.
(b) Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

	March 31,	December 31,
	2014	2013
	(unaudited)
Cash and cash equivalents	$501	$225
Total investment securities	367	516
Total assets	7,645	7,350
Total debt	2,639	2,585
Stockholders’ equity	2,136	2,134

SOURCE: JetBlue Airways Corporation

NON-GAAP FINANCIAL MEASURE (a)

RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL AND PROFIT SHARING

(dollars in millions, per ASM data in cents)
(unaudited)

	Three Months Ended
	March 31,
	2014		2013
	$	per ASM	$	per ASM

Total operating expenses	$1,308	12.55	$1,240	12.23
Less: Aircraft fuel and related taxes	464	4.45	467	4.61
Operating expenses, excluding fuel	844	8.10	773	7.62
Less: Profit sharing	—	—	—	—
Operating expense, excluding fuel and profit sharing	$844	8.10	$773	7.62

(a) Refer to our “Regulation G Reconciliation” note at the end of our Earnings Release for more information on this non-GAAP measure.